EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

General Mills, Inc.:

We consent to the incorporation by reference in the Registration Statements (Nos. 33-75808, 333-102675, and 333-116779) on Form S-3 and Registration Statements (Nos. 2-13460, 2-50327, 2-53523, 2-95574, 33-27628, 33-32059, 33-50337, 33-62729, 333-13089, 333-32509, 333-65311, 333-65313, 333-90010, 333-90012, 333-102695, 333-109050, 333-131195 and 333-139997) on Form S-8 of General Mills, Inc. of our reports dated July 26, 2007, relating to the consolidated balance sheets of General Mills, Inc. and subsidiaries as of May 27, 2007 and May 26, 2006 and the related consolidated statements of earnings, stockholders’ equity and comprehensive income, cash flows, and the financial statement schedule for each of the fiscal years in the three-year period ended May 27, 2007 and the effectiveness of internal control over financial reporting as of May 27, 2007 which reports are included in the May 27, 2007 annual report on Form 10-K of General Mills, Inc.

Our report dated July 26, 2007 on the consolidated financial statements refers to a change during fiscal 2007 in the classification of shipping costs, a change in the Company’s annual goodwill impairment assessment date to December 1, and the adoption of Statement of Financial Accounting Standards No. 123 (Revised), “Share-Based Payment,” on May 29, 2006 and Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Benefit Plans an amendment of FASB Statements No. 87, 88, 106 and 132 (R)” on May 27, 2007.

/s/ KPMG LLP

Minneapolis, Minnesota

July 26, 2007